[MaloneBailey letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-8 of our report dated January 3, 2014 with respect to the audited financial statements of FONU2, Inc. for the year ended September 30, 2013 and nine months ended September 30, 2012.

/s/ MaloneBailey, LLP

www.malone−bailey.com

Houston, Texas

July 22, 2014